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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549


                                  FORM 11-K/A

                  Annual Report Pursuant to Section 15(d) of
                      the Securities Exchange Act of 1934

                  For the fiscal year ended December 30, 1998


                          Commission File No. 0-24612



                   ADTRAN, INC. 401(k) EMPLOYEE SAVINGS PLAN


                                 ADTRAN, Inc.
            (Exact name of Registrant as specified in its charter)


       Delaware                                                (63-0918200)
(State of incorporation)                                     (I.R.S. Employer
                                                          Identification Number)

            901 Explorer Boulevard, Huntsville, Alabama 35806-2807 (Address of principal executive offices, including zip code)

                                (256) 963-8000
             (Registrant's telephone number, including area code)



Required Information: The Plan is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two fiscal years ended December 31, 1998 and 1997, which have been prepared in accordance with the financial reporting requirements of ERISA, and the consent of PricewaterhouseCoopers LLP, are filed as a part of this annual report:

Signatures: Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


ADTRAN, Inc. 401(k) EMPLOYEE SAVINGS PLAN

/s/ John R. Cooper                                       July 01, 1999
------------------                                       -------------
John R. Cooper                                               Date
Vice President - Administration and Finance
and Chief Financial Officer